Exhibit 4.2

Specimen of Certificate for Common Shares

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

Matter:			FEI/SEI:	Issued to:

Type of Shares:	Common

Certificate No.			Date of Record:

No. of shares			Transfer to cert#

Amount Paid			No. of shares

Par Value	US$	0.0100	Transfer Date

Incorporated in the Cayman Islands

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

This	is to certify that

is /are the registered shareholders of:

No. of Shares	Type of Share Common	US$	Par Value	0.0100

Date of Record	Certificate Number		% Paid

The above shares are subject to the Memorandum and Articles of Association of the

Company and transferable in accordance therewith.

Given under the Common Seal of the Company

Director	Director /Secretary